EXHIBIT 77J

Reclassification of Capital Accounts: The BlackRock Target Term Trust Inc. accounts for and reports for distributions to shareholders in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-2: Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gains, and Return of Capital Distributions by Investment Companies. The effect of applying this statement was to decrease paid in capital and increase undistributed net investment income by